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                                                                   EXHIBIT 3.1.2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              BIG CITY BAGELS, INC.

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                            Under Section 805 of the
                            Business Corporation Law

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          Big City Bagels, Inc. (the "Corporation"), by its Chairman of the
Board and Secretary, hereby certifies as follows:

          1. The name of the Corporation is Big City Bagels, Inc.

          2. The Corporation's original Certificate of Incorporation was filed with the Department of State of the State of New York on December 14, 1992, and the Corporation's Restated Certificate of Incorporation was filed with the Department of State of the State of New York on February 2, 1996.

          3. The text of the Restated Certificate of Incorporation is hereby amended to change the aggregate number of shares which the Corporation shall have the authority to issue from 11,000,000 shares, consisting of 10,000,000 shares, with a par value of $.001 per share, classified as common shares, and 1,000,000 shares, with a par value of $.001 per share, classified as preferred shares, to 26,000,000 shares, consisting of 25,000,000 shares, with a par value of $.001 per share, classified as common shares, and 1,000,000 shares, with a par value of $.001 per share, classified as preferred shares.



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          4. In order to effect the change set forth in paragraph 3 above, the text of paragraph (a) to Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in full as follows:

          "FOURTH: (a) The aggregate number of shares of stock which the Corporation shall have authority to issue is 26,000,000 shares, consisting of 25,000,000 shares, with a par value of $.001 per share, classified as common shares (the "Common Stock"), and 1,000,000 shares, with a par value of $.001 per share, classified as preferred shares (the "Preferred Stock")."

          5. This Amendment to the Restated Certificate of Incorporation was authorized by the unanimous written consent of all of the members of the Board of Directors of the Corporation dated May 13, 1997.

          6. Subsequent to the authorization by the Board of Directors, the amendment to the Restated Certificate of Incorporation was approved and authorized by the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock of the Corporation entitled to vote at the Annual Meeting of Shareholders held on July 1, 1997.

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Mark Weinreb, its Chairman of the Board, and Stanley Raphael, its Secretary, this 1st day of July, 1997, and they affirm the statements contained herein are true under penalties of perjury.


                                             -----------------------------------
                                             Mark Weinreb, Chairman of the Board



                                             -----------------------------------
                                             Stanley Raphael, Secretary


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